Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Place of Incorporation

AKOS Limited	United Kingdom
Allied Health Group, LLC	Delaware
Assent Consulting	California
Assignment America, Inc.	Delaware
Cejka Search, Inc.	Delaware
CC Staffing, Inc.	Delaware
ClinForce, LLC (f/k/a ClinForce, Inc.)	Delaware
Credent Verification and Licensing Services, LLC	Delaware
Cross Country Capital, Inc.	Delaware
Cross Country Healthcare UK Holdco	United Kingdom
Cross Country Holdco (Cyprus) Limited	Cyprus
Cross Country Infotech, Pvt, Ltd.	India
Cross Country Local, Inc. (f/k/a Flex Staff, Inc.)	Delaware
Cross Country Education, LLC (f/k/a Cross Country Education, Inc., Cross Country Seminars, Inc., and CCS /Heritage Acquisition Corp.)	Delaware
Cross Country TravCorps, Inc.	Delaware
Jamestown Indemnity, Ltd.	Cayman Islands
MCVT, Inc.	Delaware
MDA Holdings, Inc.	Delaware
Med-Staff, Inc. (f/k/a Cross Country Nurses, Inc.)	Delaware
Medical Doctor Associates, LLC	Delaware
Metropolitan Research Staffing Associates, Inc.	Delaware
MRA Search, Inc.	Delaware